Exhibit 99.1

Ocean Bio-Chem, Inc. Reports Record 2017 & Fourth Quarter 2017 Net Sales and Prospects for 2018

FORT LAUDERDALE, Fl., January 17, 2018 --Ocean Bio-Chem, Inc. (NASDAQ: OBCI) announced today record 2017 net sales of approximately $38.9 million, compared to approximately $36.2 million for the full year of 2016, an increase of $2.7 million or 7.5%. For the fourth quarter of 2017, record net sales were approximately $9.0 million compared to $8.5 million for comparative fourth quarter of 2016.

Ocean Bio-Chem. Peter Dornau commented “We are especially pleased with both the full year 2017 sales, in which we achieved a new Company annual sales record, for the fifth consecutive year. The strong growth is a result of sales increases of both our Star brite® branded and private label products. The Company recorded increased sales of Star brite® branded marine products to mass merchandisers, large marine retailers, and double-digit percent growth to all of our on-line retailers.”

We also had strong fourth quarter 2017 sales, which resulted in record net sales of approximately $9.0 million. The previous fourth quarter record sales were in 2014.”

Mr. Dornau continued “All of our major product groups have shown sales increases in 2017, including marine, home care, recreational vehicles and our newer product group of disinfectant products. As we start 2018 we are cautiously optimistic that the strong sales trends of 2017 will continue. We have made significant strides in the expansion of our disinfectant product line - Performacide®. We anticipate increased revenues in 2018. We recently have been approved by the largest national mass transit railroad company to supply Performacide® for the sanitizing of their entire fleet of railroad cars. We expect implementation of this program to take place over the next twelve months. In addition, a national automotive retail chain with approximately 5,000 stores, has approved our Performacide®/NosGUARD SG Auto Odor Eliminator® gas release products for their 2018 plan-o-gram. These products will begin shipping in the first quarter of 2018.

We also continue to expand distribution of our fuel treatment product - Star Tron®. We have been approved by the world’s largest mass merchandiser for the plan-o-gram of Star Tron® in their automotive department. We also anticipate shipments to start in the first quarter of 2018.”

Mr. Dornau concluded “To support the Company’s growth, we are in the final stages of completion of 84,000 sq. ft. addition to our Montgomery Al. facility to accommodate increased production, warehousing and distribution space. Once completed we will have a state of the art manufacturing, warehouse and distribution facility of over 300,000 sq. ft., that will serve our growth for many years to come.”

The complete set of our Financial Statements for 2017 on SEC Form 10-K filing will be available at www.sec.gov by March 31, 2018.

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. manufactures, markets and distributes a broad line of appearance and maintenance products for the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets under the Star brite®, Star Tron®, Odor Star®, Outdoor Collection and other brand names within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. The Company also manufactures, markets and distributes a line of disinfectant, sanitizing and deodorizing products under the Star brite® and Performacide® brand names.

The Company trades publicly under NASDAQ Capital Markets, Ticker Symbol: OBCI.

The Company's web sites are: www.oceanbiochem.com, www.starbrite.com; www.startron.com; www.performacide.com

Forward-looking Statements:

Certain statements contained in this Press Release, including without limitation, our ability to continue to achieve favorable results in the first quarter and full year 2018 constitute forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors addressed in Part I, Item 1A (“Risk Factors”) in our annual report on Form 10-K for the year ended December 31, 2016.

Contact:

Peter Dornau
CEO & President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280